EXHIBIT 10.6

CALIFORNIA RESOURCES CORPORATION

LONG-TERM INCENTIVE PLAN
[FORM OF]
PERFORMANCE INCENTIVE AWARD
TERMS AND CONDITIONS

Date of Grant:	August 2, 2016

Target Incentive Amount:	See Fidelity NetBenefits “CRC Performance Incentive”

Vesting Date:	August 1, 2019
The following Terms and Conditions (these “Terms and Conditions”) are set forth as of the Date of Grant between CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (“CRC” and, with its subsidiaries, the “Company”), and the eligible employee receiving this award (the “Grantee”).
1.    Grant of Performance Incentive Award. In accordance with these Terms and Conditions and the California Resources Corporation Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), CRC grants, subject to Section 7, to the Grantee as of the Date of Grant, up to 200% of the Target Incentive Amount set forth above, subject to adjustment under the Plan and Section 6 of these Terms and Conditions.
2.    Restrictions on Transfer. Neither these Terms and Conditions nor any right to receive cash pursuant to these Terms and Conditions may be transferred or assigned by the Grantee other than (i) to a beneficiary designated on a form approved by the Company (if enforceable under local law), by will or, if the Grantee dies without designating a beneficiary of a valid will, by the laws of descent and distribution, or (ii) pursuant to any applicable domestic relations order (if approved or ratified by the Committee).
3.    Performance Goal. The Performance Goal is specified in Exhibit 1.
4.    Vesting and Forfeiture of Performance Incentive Award.
(a)    If the Grantee fails to accept this award prior to November 30, 2016, then, notwithstanding any other provision of this award, the Grantee shall forfeit this award and all rights under this award and this award will become null and void. For purposes of these Terms and Conditions, acceptance of the award shall occur on the date the Grantee accepts this Performance Incentive Award through Fidelity NetBenefits or any replacement on-line system designated by the Company.

(b)    The Grantee must remain in the continuous employ of the Company through the Vesting Date to receive payment under this award. The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee’s employment among the Company and its affiliates or an approved leave of absence. However, if the Grantee dies or becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, retires with the consent of the Company, or terminates employment without cause (as determined by the Company in its sole discretion) for the convenience of the Company (each of the foregoing, a “Forfeiture Event”), then the Target Incentive Amount will be reduced on a pro rata basis to the amount obtained by multiplying the Target Incentive Amount by a fraction, the numerator of which is the number of days between and including the Date of Grant and the Forfeiture Event, and the denominator of which is the number of days between and including the Date of Grant and the Vesting Date. If the Forfeiture Event is death or permanent disability, such pro rata unvested Target Incentive Amount shall vest as of the date (the “Unscheduled Vesting Date”) of the Forfeiture Event and, subject to Section 21 of these Terms and Conditions, become immediately payable. If the Grantee terminates employment voluntarily or the Grantee’s employment is terminated for cause (as determined by the Company in its sole discretion), then the Grantee shall forfeit this award and all remaining rights hereunder and this award will become null and void.
(c)    Subject to satisfaction of these Terms and Conditions including Section 4(d), the Grantee shall have the right to receive payment of this award in cash in an amount equal to the product of the Target Incentive Amount, as adjusted under Section 4(b), multiplied by the Performance Payout Factor as determined in Exhibit 1, which right shall be based on, and become nonforfeitable upon, the Committee’s certification of the attainment of the Performance Goal.
(d)    If a Change in Control occurs prior to the Vesting Date and the Grantee’s employment is terminated by the Company (or its successor) on or after the date of such event and as a result of such event (a “CIC Event”), then the Grantee shall have the right to receive payment of this award in an amount equal to the Target Incentive Amount multiplied by the Performance Payout Factor as determined in Exhibit 1, unless, prior to the occurrence of the CIC Event, the Committee, as provided in Section 7.1 of the Plan, decides in its sole discretion that such event will not accelerate vesting of the Target Incentive Amount. Any such decision by the Committee is binding on the Grantee. Any such vesting due to a CIC Event shall be in lieu of payment of this award under Section 4(c).
5.    Payment of Awards. Payment for vested Target Incentive Amount, as adjusted pursuant to Sections 4 and 6 of these Terms and Conditions, will be made in the form of cash. Payment will be made to the Grantee as promptly as practicable after the Committee’s certification of attainment of the Performance Goal, CIC Event, or Unscheduled Vesting Date, as the case may be, and in any event no later than the 15th day of the third month following the end of the first taxable year in which the award is no longer subject to a substantial risk of forfeiture.

6.    Adjustments. The Committee may adjust the Performance Goal or other features of this award as permitted by Section 5.2.1 of the Plan.
7.    Compensation Recoupment. The Grantee’s receipt of this award is expressly conditioned on the Grantee’s agreement to the terms and provisions of this Section, and the Grantee acknowledges that the Grantee would not have received this award in the absence of such agreement. By accepting this award, the Grantee acknowledges and agrees that:
(a)    the compensation (or any portion thereof) payable pursuant to this award and any other award granted to the Grantee under the Plan (whether granted before, on or after the Date of Grant) shall be subject to recovery, revocation, recoupment or “clawback” by the Company or any of its Affiliates pursuant to (i) the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), (ii) any rules or regulations promulgated under the Act or by any stock exchange on which the Common Stock is listed (collectively, the “Rules”), or (iii) any compensation recoupment or clawback policies or procedures adopted by the Company or any of its Affiliates, in each case with respect to clauses (i), (ii) and (iii) above as such provisions, rules, regulations, policies and procedures may be adopted and amended from time to time (including with retroactive effect); and
(b)    any other compensation or benefit (or any portion thereof) payable to or on behalf of the Grantee from the Company or any of its Affiliates (whether payable before, on or after the Date of Grant, but excluding any compensation or benefit payable pursuant to an award granted under the Plan) shall be subject to recovery, revocation, recoupment or clawback by the Company or any of its Affiliates pursuant to the Act, the Rules or any compensation recoupment or clawback policies or procedures adopted by the Company or any of its Affiliates in accordance with the requirements of the Act and the Rules, in each case as the Act, the Rules and such policies and procedures may be adopted and amended from time to time (including with retroactive effect).
In addition, the Grantee hereby agrees (on behalf of the Grantee and any other individual, entity or other person claiming under or through the Grantee) that: (a) compensation payable pursuant to this award and any other compensation or benefit payable to or on behalf of the Grantee (whether under the Plan or otherwise) shall be subject to recovery, revocation, recoupment or clawback as provided in the preceding provisions of this Section; and (b) the Grantee (or any such individual, entity or other person) shall not seek indemnification or contribution from the Company or any of its Affiliates with respect to any amount so recovered, revoked, recouped or clawed back.

8.    No Employment Contract. Nothing in these Terms and Conditions confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee. Unless otherwise agreed in a writing signed by the Grantee and an authorized representative of the Company, the Grantee’s employment with the Company is at will and may be terminated at any time by the Grantee or the Company. For purposes of these Terms and Conditions, the Grantee shall be considered to be in the employment of the Company as long as the Grantee remains an employee of any of the Company, an Affiliate, or a corporation or other entity or a parent or subsidiary of such corporation or other entity assuming, or that provides a new award in substitution for, this award. Without limiting the scope of the preceding sentence, it is expressly provided that the Grantee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs the Grantee.
9.    Taxes and Withholding. Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company. The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Performance Incentive Award, including the grant or vesting of the Performance Incentive Award; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Performance Incentive Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. To facilitate compliance with this obligation, the Grantee authorizes the Company to, and, unless the Committee instructs the Company otherwise, the Company shall, withhold all applicable Tax-Related Items legally payable by the Grantee first from the cash payable pursuant to this Performance Incentive Award and, if not sufficient, from the Grantee’s wages or other cash compensation. The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s receipt of this Performance Incentive Award that cannot be satisfied by the means previously described.
10.    Compliance with Law. The Company will make reasonable efforts to comply with all federal, state and non-U.S. laws applicable to awards of this type. However, if it is not feasible for the Company to comply with these laws with respect to the grant or settlement of these awards, then the awards may be cancelled without any compensation or additional benefits provided to the Grantee as a result of the cancellation.
11.    Relation to Other Benefits. The benefits received by the Grantee under these Terms and Conditions will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company. Additionally, this Performance Incentive Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards. The grant of this Performance Incentive Award does not create any contractual or other right to receive future grants of Performance

Incentive Awards or benefits in lieu of Performance Incentive Awards, even if the Grantee has a history of receiving Performance Incentive Awards or other cash or stock awards.
12.    Amendments. The Plan may be modified, amended, suspended or terminated by the Board at any time, as provided in the Plan. Any amendment to the Plan will be deemed to be an amendment to these Terms and Conditions to the extent it is applicable to these Terms and Conditions; however, except to the extent necessary to comply with applicable law, no amendment will adversely affect the rights of the Grantee under these Terms and Conditions in any material respect without the Grantee’s consent.
13.    Severability. If one or more of the provisions of these Terms and Conditions is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of these Terms and Conditions, and the remaining provisions of these Terms and Conditions will continue to be valid and fully enforceable.
14.    Entire Agreement; Relation to Plan; Interpretation. Except as specifically provided in this Section, these Terms and Conditions and the Attachments incorporated in these Terms and Conditions constitute the entire agreement between the Company and the Grantee with respect to this Performance Incentive Award; provided, however, that the terms of these Terms and Conditions shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and the Grantee in effect as of the date a determination is to be made under these Terms and Conditions. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the provisions of the Plan control. Capitalized terms used in these Terms and Conditions without definitions have the meanings assigned to them in the Plan. References to Sections and Attachments are to Sections of, and Attachments incorporated in, these Terms and Conditions unless otherwise noted.
15.    Successors and Assigns. Subject to Sections 2 and 4, the provisions of these Terms and Conditions shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
16.    Governing Law. The laws of the State of Delaware govern the interpretation, performance, and enforcement of these Terms and Conditions.
17.    Notices. Any notices or other communications provided for in these Terms and Conditions shall be sufficient if in writing. In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to the Grantee at the Grantee’s principal place of employment or if sent by certified mail, return receipt requested, to the Grantee at the last address the Grantee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to CRC at its principal executive offices.

18.    Privacy Rights. By accepting this Performance Incentive Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s Data (as defined below) by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Performance Incentive Award or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country of residence or elsewhere, and may have different data privacy laws and protections than the Grantee’s country of residence. By accepting these Terms and Conditions, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.
19.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Performance Incentive Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20.    Grantee’s Representations and Releases. By accepting this Performance Incentive Award, the Grantee acknowledges that the Grantee has read these Terms and Conditions and understands that (i) the grant of this Performance Incentive Award is made voluntarily by CRC in its discretion with no liability on the part of any of its direct or indirect subsidiaries and that, if the Grantee is not an employee of CRC, the Grantee is not, and will not be considered, an employee of CRC, but that the Grantee is a third party (i.e. an employee of a subsidiary) to whom this Performance Incentive Award is granted; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of CRC; (iii) the Grantee’s participation in the Plan is voluntary; (iv) this Performance Incentive Award is an extraordinary item that does not constitute a regular and recurring item of base compensation; (v) the future amount of any payment pursuant to this Performance Incentive Award cannot be predicted and CRC does not assume liability in the event this Performance Incentive Award has no value; (vi) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction; and (vii) CRC is not providing any tax, legal or financial advice with respect to this Performance Incentive Award or the Grantee’s participation in the Plan.
In consideration of the grant of this Performance Incentive Award, no claim or entitlement to compensation or damages shall arise from termination of this Performance Incentive Award or diminution in value of this Performance Incentive Award resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Performance Incentive Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
By accepting this Performance Incentive Award, the Grantee agrees, to the extent not contrary to applicable law, to the General Terms of Employment set out on Attachment 1, which is incorporated in these Terms and Conditions by reference.
21.    Imposition of Other Requirements. CRC reserves the right to impose other requirements on the Grantee’s participation in the Plan and on this Performance Incentive Award, to the extent CRC determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.    Compliance with Section 409A of the Code. All amounts payable under these Terms and Conditions are intended to comply with the “short term deferral” exception from Section 409A of the U.S. Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) and shall be paid within the period necessary to qualify for such exception. Notwithstanding the foregoing, to the extent that it is determined that the Plan or this award is subject to Section 409A, these Terms and Conditions shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. In addition, if this award is subject to Section 409A, then (i) if the Grantee must be treated as a “specified employee” within the meaning of Section 409A, any payment made on account of the Grantee’s separation from service (as defined for purposes of Section 409A) (other than by reason of death) will be made at the time specified above in these Terms and Conditions or, if later, on the date that is six (6) months and one (1) day following the date of the Grantee’s separation from service; (ii) any payment on a Change in Control event will be made only if the Change in Control also qualifies as a change of control event within the meaning of Section 409A; and (iii) any determination by the Committee not to accelerate the award on a Change in Control shall be made only to the extent such determination is consistent with Section 409A. To the extent that the Committee determines that the Plan or this award is subject to Section 409A and fails to comply with the requirements of Section 409A, the Committee reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this award in order to cause this award either to not be subject to Section 409A or to comply with the applicable provisions of such section.

Attachment 1
General Terms of Employment

A.        Except as otherwise required by law or legal process, the Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of CRC, or any of its subsidiaries or other affiliates, or any of their respective officers, directors, employees or stockholders (collectively, “CRC Parties”), at any time during or after the Grantee’s employment by any of them, any trade secrets or confidential information of any of them (whether generated by them or as a result of any of their business relationships), including such information as described in CRC’s ethics code and other corporate policies, without first obtaining the written permission of a CRC officer.
B.        At the time of terminating employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the CRC Parties (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee’s possession or control.
C.        The Grantee will, during the Grantee’s employment by the Company, comply with the provisions of CRC’s ethics code and other policies.
D.        Except as otherwise required by the Grantee’s job or permitted by law, the Grantee will not make statements about any CRC Parties (1) to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship with any of them without permission of a CRC officer or (2) that are derogatory, defamatory or negative. Nothing herein, however, shall prevent Grantee from making a good faith report or complaint to appropriate governmental authorities. To the fullest extent permitted by law, Grantee will not interfere with or disrupt any of the Company’s operations or otherwise take actions intended directly to harm any of the CRC Parties.
E.        All inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by the Company, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of the Company shall be works-for-hire and become and remain the property of CRC, its successors and assigns.

The provisions of this Section do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.
F.        The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee. The Company, in its sole discretion, may at any time amend or supplement the foregoing terms. The Grantee’s breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Performance Incentive Award granted pursuant to these Terms and Conditions and termination of employment.

EXHIBIT 1

Performance Goal
The Performance Goal is based 50% on Cost per BOE (combined Production Costs and General and Administrative Expenses per barrel of oil equivalent (BOE)) and 50% on Value Creation Index (VCI), as described below.

The Performance Payout Factor shall be determined by the following formula:
(Cost per BOE Performance Factor + VCI Performance Factor) / 2

Cost per BOE Performance Factor
The Cost per BOE Performance Factor shall be determined by the following scale:

Change in CRC Cost per BOE(1) Minus Change in Peer Group Cost per BOE(2)	Cost per BOE Performance Factor (3)
Less than or equal to -10%	200%
0%	100%
10%	75%
Greater than 10%	0%

(1)Change in CRC Cost per BOE is the percentage change in CRC’s Average Cost per BOE for the years 2016, 2017 and 2018 compared to CRC’s Cost per BOE for the year 2015.

CRC’s Average Cost per BOE is the weighted average of CRC’s Cost per BOE for the years 2016, 2017 and 2018, weighted by CRC’s production for each year.

CRC’s Cost per BOE is the sum of the i) Production Costs and ii) General and Administrative Expenses, both measured on a per barrel of oil equivalent (BOE) basis for the applicable period. The Production Costs and General and Administrative Expenses shall be adjusted to reflect all cash-settled equity-based long-term incentive awards being accounted for as equity-settled awards based on the stock price on the award grant date.

(2)Change in Peer Group Cost per BOE is the percentage change in the Peer Group Average Cost per BOE for 2016, 2017 and 2018 compared to the Peer Group Average Cost per BOE for 2015.

Peer Group Average Cost per BOE for 2015 is the average of the Peer Company Cost per BOE for the Peer Group for the year 2015.

Peer Group Average Cost per BOE for 2016, 2017 and 2018 is the average of the Peer Company Cost per BOE for 2016, 2017 and 2018 for the Peer Group.

Peer Company Cost per BOE is, for each Peer Company, the sum of the i) Production Costs and ii) General and Administrative Expenses for the applicable Peer Company, both measured on a per barrel of oil equivalent (BOE) basis for the applicable year. The Production Costs and General and Administrative Expenses shall be calculated using assumptions and methodology approved by the Executive Compensation Subcommittee of the Compensation Committee at the time the Performance Goal was approved.

Peer Company Cost per BOE for 2016, 2017 and 2018 is, for each Peer Company, the weighted-average of the Peer Company Cost per BOE for the years 2016, 2017 and 2018, weighted by the Peer Company’s production for each year.

Peer Group shall consist of: Anadarko Petroleum Corporation, BP p.l.c., Canadian Natural Resources Limited, Cenovus Energy Inc., Chevron Corporation, ConocoPhillips Company, Denbury Resources Inc., Exxon Mobil Corporation, Hess Corporation, Husky Energy Inc., Imperial Oil Limited, Marathon Oil Company, Occidental Petroleum Corporation, Royal Dutch Shell pic, Suncor Energy Inc. (collectively, the “Peer Group” and individually, a “Peer Company”); provided however, that consistent with Section 162(m), if at any time during the Performance Period, a Peer Company is acquired, then such company will be removed and treated as if it had never been a Peer Company and the Cost per BOE Performance Factor will be determined with respect to the remaining Peer Group as set forth above.
(3)Cost per BOE Performance Factor shall be linearly interpolated between indicated values for results between values indicated in table.

VCI Performance Factor
The VCI Performance Factor shall be determined according to the following scale:

Cumulative Value Creation Index (1)	VCI Performance Factor (2)
1.5 or greater	200%
1.3	100%
1.1	75%
Less than 1.1	0%

(1)Cumulative Value Creation Index shall be calculated as the weighted average of the Value Creation Index results for the full calendar years 2016, 2017, and 2018, weighted based on discounted capital invested for the plan year. Value Creation Index is the present value added per discounted dollar of investment, calculated as A divided by B where “A” is the discounted expected future revenue from production of reserves added during the plan year net of production operating expenses and taxes other than income taxes, but before any general and administrative charges and income taxes, and “B” is the discounted capital invested for the plan year. The future revenue calculations will be based on the five-year Brent strip (including impact of any hedges), with prices held stable after five years. Discounting shall be at 10% (consistent with SEC requirements). Except as otherwise stated, all values shall be determined consistently with SEC regulations.
(2)VCI Performance Factor shall be linearly interpolated between indicated values for Cumulative Value Creation Index results between values indicated in table.